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                                                                      Exhibit 12

                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY
        STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)


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
                                                                         Nine Months Ended
                                                                         September 30, 1996
                                                                         ------------------
Net earnings available for fixed charges:
  Income from continuing operations                                        $    277,935
  Add - Income taxes                                                            177,918
      - Fixed charges                                                            81,462
                                                                           ------------
Adjusted earnings                                                          $    537,315
                                                                           ============
Fixed charges:
  Interest expense                                                         $     73,122
  Portion of rent expense
     representing interest                                                        8,340
                                                                           ------------
Adjusted fixed charges                                                     $     81,462
                                                                           ============

RATIO OF EARNINGS TO FIXED CHARGES                                                 6.60
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